GENERAL PROVISIONS

Definitions.--We define here some of the words and phrases used all through this contract. We explain others, not defined here, in other parts of the text.

Accumulation Period.--The period of time between the Contract Date and the Annuity Date.

Anniversary or Contract Anniversary.--The same day and month as the Contract Date in each later year.

Example: If the contract date is March 9, 1983, the first anniversary is March 9, 1984. The second is March 9, 1985, and so on.

Annuitant(s).--The person or persons named in the window of the first page. If more than one person is so named, one of the two is named on Page 3 as First Annuitant, the other as Co-Annuitant. And, in this case the Beneficiary Provisions of the Contract will be based on the death of the last survivor of the persons so named. The owner need not be an Annuitant.

Annuity Date.--The date the first annuity payment is due.

Business Day.--A day on which the New York Stock Exchange is open for business.

Cash Value.--Variable Account less any withdrawal charges that apply.

Contingent Annuitant.--A person to whom monthly payments under a Joint and Survivor Life Annuity will continue for life if he or she is living after the death of the Annuitant under that Annuity. You will name the Contingent Annuitant for any Joint and Survivor Life Annuity you may choose. The Contingent Annuitant you choose may also be named in the contract as an Annuitant, but need not be.

Contract Year--A year which starts on the Contract Date or on an anniversary.

Example: If the contract date is March 9, 1983, the first Contract Year starts then and ends on March 8, 1984. The second starts on March 9, 1984 and ends on March 8, 1985, and so on.

Earnings.--The excess, if any, of (1) variable account plus any amounts previously withdrawn from the variable account, over (2) total purchase payments to date.

Issue Date.--The Contract Date.

The Prudential Individual Variable Contract Account (the Account).--A separate account of Prudential registered as a unit investment trust under the Investment Company Act of 1940.

The Prudential Series Fund, Inc. (the Fund).--A mutual fund with separate portfolios one or more of which you may choose as the underlying investment for your contract. The Fund was established by Prudential. It is registered under the Investment Company Act of 1940, as amended, as an open-end diversified management investment company.

Service Office.--The Prudential office designated by it to service contracts such as this. Its mailing address is the address shown on the Contract Data page. unless Prudential specifies another address by notice to you.

Subaccount.--A division of the Account the assets of which are invested in the shares of a corresponding portfolio of the Fund.

Subaccount Annuity Unit.--A measure used to find the amount of a variable annuity monthly payment.

Subaccount Annuity Unit Value.--The monthly income produced by one Subaccount Annuity Unit of a specified subaccount.

Subaccount Unit.--A measure used to find the value of your interest in a subaccount during the accumulation period.

Subaccount Unit Value.--The dollar value of one Subaccount Unit of a specified subaccount.

Variable Account.--During the Accumulation Period, your Variable Account for any business day is found by multiplying your number of Subaccount Units in each subaccount by the Subaccount Unit Value at the end of that business day and then adding the results.

We, Our and Us.--Prudential.

You and Your.--The owner of the contract.

Contract Modifications.--Only a Prudential officer may agree to modify this contract, and then only in writing.

Change of Annuity Date.--Not later than the present Annuity Date, you may ask us to change that date to another date. We must have your request in writing at our Service Office and in a form which meets our needs. You must send the contract to us to be endorsed. We will change the date to the one you ask for in your request. But, unless we consent, it may not be before the first of the next month after the date we receive your request. Also, unless we consent, it may not be after the first of the next month after the 75th birthday of the Annuitant, or, if there are two Annuitants the 75th birthday of the younger of the Annuitants. Further, unless we consent, you may not make more than one change in the Annuity Date.

Removal of an Annuitant.--If two Annuitants are named we will remove one from the contract upon: (1) receipt of your written request to remove that Annuitant; or (2) receipt of due proof that that Annuitant has died. A death benefit may be payable on death of an Annuitant (see Death of Annuitant on page 6).

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